Exhibit 3.1

                          CERTIFICATE OF AMENDMENT
                                     TO
                          ARTICLES OF INCORPORATION
                                     OF
                      BRAVO! FOODS INTERNATIONAL CORP.

      The undersigned, being the Chief Executive Officer of BRAVO! FOODS INTERNATIONAL CORP., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

      1. The name of the Corporation (hereinafter referred to as the "Corporation") is BRAVO! FOODS INTERNATIONAL CORP.

      2. The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

            "FOURTH: (a) The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

      The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:


            Class         Par Value     Authorized Shares
            -----         ---------     -----------------

            Common         $0.001         300,000,000
            Preferred      $0.001           5,000,000
                                          -----------

            Total:                        305,000,000"

      3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Roy G. Warren, its CEO, this 12th day of February, 2004.


                                    BRAVO! FOODS INTERNATIONAL CORP.



                                    By:  /s/ Roy G. Warren
                                       -------------------------------------
                                       Roy G. Warren, Chief Executive Officer